Exhibit 99.1
February 16, 2024
    Media: Peter Lucht - 781.655.2288
Investors: Kristin Silberberg - 203.900.6854

Citizens Financial Group Announces Appointment of Tracy A. Atkinson to Board of Directors; Edward J. Kelly III to Serve as Lead Independent Director with Retirement of Shivan Subramaniam

PROVIDENCE, RI – Citizens Financial Group, Inc. (NYSE: CFG) today announced the appointment of Tracy A. Atkinson to the company’s Board of Directors, effective March 1, 2024. Atkinson’s appointment will temporarily expand the Citizens Board to 14 directors. She will serve on the Board’s Audit Committee. Atkinson most recently served as an executive vice president of State Street Corporation, having held a number of senior finance and risk management roles including chief administrative officer, chief compliance officer and head of operational risk, and treasurer.

“We are pleased to welcome Tracy to our board of directors,” said Chairman and Chief Executive Officer Bruce Van Saun. “She brings deep financial expertise and has significant experience serving on U.S. boards, as well as a highly sophisticated understanding of enterprise risk management and governance matters, and hands-on experience navigating significant regulatory change over her 30-plus year career in financial services.”

Citizens also announced that Edward J. (Ned) Kelly III, who has served on the Board since 2019, will be appointed as the company’s lead independent director, subject to his reelection, succeeding Shivan Subramaniam, who will retire from the Board after his current term expires at the annual meeting of shareholders in April 2024. Subramaniam, who has served on the Board since 2005, has reached the mandatory retirement age under the company’s Corporate Governance Guidelines. He currently serves as the chair of the Nominating and Corporate Governance Committee and is a member of the Compensation and Human Resources Committee. Kelly currently serves as the chair of the Compensation and Human Resources Committee and is a member of the Nominating and Corporate Governance Committee.

Added Van Saun: “I very much look forward to Ned’s continued contributions to Citizens in his expanded role, and I would like to express my deep appreciation to Shivan for his strong counsel and invaluable service since joining our board in 2005 -- a highly successful and transformative period for Citizens.”

Atkinson started her career at PricewaterhouseCoopers, where she was a partner in PwC’s audit and advisory practice. She later joined MFS Investment Management as Chief Risk and New Product Development Officer and later served as CFO and Treasurer for the firm’s fund complex. She currently serves on the boards of RTX Corporation (formerly, Raytheon Technologies), US Steel, and Affiliated Managers Group. Atkinson is a Certified Public Accountant, member of the NACD Compensation Committee and Risk Advisory Councils, and the Women Corporate Directors Boston Chapter. In 2018 and 2023, she was named to WomenInc Magazine’s List of Most Influential Corporate Directors. She has been recognized for her leadership and service to the community, which includes many years of service on the boards of the Arc of Massachusetts and Partners for Youth with Disabilities.
About Citizens Financial Group, Inc.
Citizens Financial Group, Inc. is one of the nation’s oldest and largest financial institutions, with $222.0 billion in assets as of December 31, 2023. Headquartered in Providence, Rhode Island, Citizens offers a broad range of retail and commercial banking products and services to individuals, small businesses, middle-market companies, large corporations and institutions. Citizens helps its customers reach their potential by listening to them and by understanding their needs in order to offer tailored advice, ideas and solutions. In Consumer Banking, Citizens provides an integrated experience that includes mobile and online banking, a full-service customer contact center and the convenience of approximately 3,200 ATMs and approximately 1,100 branches in 14 states and the District of Columbia. Consumer Banking products and services include a full range of banking, lending, savings, wealth management and small business offerings. In Commercial Banking, Citizens offers a broad complement of financial products and solutions, including lending and leasing, deposit and treasury management services, foreign exchange, interest rate and commodity risk management solutions, as well as loan syndication, corporate finance, merger and acquisition, and debt and equity capital markets capabilities. More information is available at www.citizensbank.com or visit us on X (formerly Twitter), LinkedIn or Facebook.